Exhibit 99.1

Contacts:	RadView Software Ltd.
Brian E. LeClair, VP and Chief Financial Officer
781-238-1112
Press: Patricia Harnan, Senior Marketing Manager
781-238-1138

For Immediate Release

RADVIEW REPORTS FIRST QUARTER 2003 RESULTS

BURLINGTON, MA – April 30, 2003 – RadView Software Ltd. (Nasdaq: RDVW), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today reported financial results for the first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $1.2 million compared to $1.6 million for the first quarter of 2002.  The Company’s net loss for the first quarter of 2003 was $1.5 million, or $0.09 per share, compared to a net loss of $1.9 million, or $0.12 per share, for the first quarter of 2002.

“Revenues for the first quarter were slightly under the low end of our expectations,” commented Ilan Kinreich, President and CEO of RadView. “We continued to sign up new customers during the quarter and service revenues remained at the same quarterly level and we did meet our earnings per share loss and cash balance goals for the quarter.”

Ilan Kinreich further commented, “Our number one objective is to obtain profitability. Based upon the current level of revenues and our planned product introductions we reviewed the operating plan for the balance of 2003. As a result, we implemented a plan, effective today, to lower our quarterly operating expenses by approximately 30% through a workforce reduction. We expect that these expense reductions, along with increased revenues from our intended product releases, will better position us to reach profitability by the end of this year.”

Conference Call

Ilan Kinreich, President and Chief Executive Officer, and Brian E. LeClair, Vice President and Chief Financial Officer, will host a conference call to discuss this announcement on Wednesday, April 30, 2003 at 8:00 a.m. Eastern time.  The live broadcast and replay of the call will be available over the Internet at www.radview.com.

About RadView Software Ltd.

RadView(TM) Software Ltd. (Nasdaq: RDVW) develops Internet infrastructure solutions to facilitate and accelerate the successful implementation of high-performance, business-critical Web applications. With its award-winning products, RadView provides the Web application testing and analysis software of choice to some of the most demanding customers from major industries such as financial services, Internet technology and content, retail, manufacturing, telecommunication, health care, and education. Corporate offices are located in Burlington, MA. For more information visit http://www.radview.com or call 1-888-RADVIEW.

- Tables to follow -

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenues:
Software licenses	$667	$978
Service	553	596
Total Revenues	1,220	1,574

Cost of Sales:
Software licenses	20	13
Service	119	160
Total Cost of Sales	139	173

Gross Profit	1,081	1,401

Operating Expenses:
Sales and marketing	1,230	1,438
Research and development	850	864
General and administrative	437	620
Stock-based compensation	111	150
Nonrecurring expenses	—	334
Total Operating Expenses	2,628	3,406

Operating loss	(1,547)	(2,005)

Interest income	14	35
Other income (expense)	(8)	25

Net loss	$(1,541)	$(1,945)

Net loss per share:
Net loss per share – Basic and diluted	$(0.09)	$(0.12)

Weighted average shares outstanding – Basic and diluted	16,471	16,433

RADVIEW SOFTWARE LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$6,448	$7,566
Accounts receivable, net	809	1,026
Prepaid and other current assets	395	506
Total current assets	7,652	9,098

Property and Equipment, net	652	826
Other Assets	670	683

Total Assets	$8,974	$10,607

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$361	$358
Accrued expenses	1,306	1,503
Restructuring reserve, current	273	271
Deferred revenue	1,154	1,051
Total current liabilities	3,094	3,183

Long-term Liabilities:
Restructuring reserve, less current portion	269	341
Accrued severance	729	772
Total long-term liabilities	998	1,113

Total Liabilities	4,092	4,296

Shareholders’ Equity:
Ordinary shares	42	42
Treasury shares, at cost	(100)	(100)
Additional paid-in capital	54,863	54,888
Deferred compensation	(399)	(536)
Accumulated deficit	(49,524)	(47,983)
Total Shareholders’ Equity	4,882	6,311

Total Liabilities and Shareholders’ Equity	$8,974	$10,607